Exhibit 99(b)

News Release:  Immediate        Contact: Richard B. Elder--Media
                                         (804) 343-4785
                                         Celeste Gunter--Financial
                                         (804) 649-4307


            JAMES RIVER COMPLETES PLASTIC CUTLERY ACQUISITION


        RICHMOND, Va., November 7, 1995 -- James River Corporation announced today that it has completed the purchase of the plastic cutlery operations of Benchmark Corporation of Delaware. James River paid a total of $55 million in cash, subject to a working capital adjustment, for Benchmark's cutlery, straw and thermoforming operations in Houston, Texas, Atlanta, Ga., and Los Angeles, Calif. The acquisition of these facilities, which have a current annual sales rate in excess of $70 million, more than doubles James River's cutlery capabilities and makes James River the leading supplier of plastic cutlery to the North American foodservice market. This acquisition also provides James River with the added capacity needed to serve its existing customers' requirements and expands its customer base.
Finally, by adding operations in the southern and western U.S. to complement the company's Leominster, Mass., cutlery plant, the Benchmark acquisition should enable James River to reduce its distribution costs.

        As previously announced, James River and Benchmark have also signed an agreement related to their foam cup operations. Under this agreement, James River will combine its Handi-Kup foam cup operations with Benchmark's WinCup foam cup operations in a joint venture controlled and operated by WinCup. In connection with this transaction, James River expects to receive proceeds of approximately $31 million and a 45% minority interest in the new WinCup joint venture. This transaction, which is subject to normal closing conditions and financing of the joint venture, is expected to be completed in November.

     James River Corporation, headquartered in Richmond, Va., is a leading manufacturer and marketer of consumer products and food and consumer packaging. These product lines include brands such as QUILTED NORTHERN bathroom tissue, BRAWNY paper towels, DIXIE paper cups and plates, QUILT-RAP sandwich wrap and QWIK WAVE microwave packaging, as well as EUREKA! recycled copy paper and WORD PRO copy paper. In addition, the company produces a number of popular brands for the European towel and tissue market. James River's current annual sales rate is approximately $6.0 billion.


Today's new release, along with past releases from James River, is available by fax, at no charge, by calling PR Newswire's Company News On Call at (800) 758-5804, ext. 457350.